Exhibit 99.1

American Financial Group, Inc. Announces Record

First Quarter Core Net Operating Earnings

Cincinnati, Ohio - April 24, 2008 - American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported net earnings of $76.0 million ($.64 per share) for the 2008 first quarter compared to $113.6 million ($.92 per share) reported in the 2007 first quarter. The 2008 results include record core net operating earnings and a charge related to the write-down of certain investments.

Record core net operating earnings of $128.4 million ($1.09 per share) for the first quarter of 2008 were up 15 percent from the comparable period a year earlier, reflecting significantly improved results within the specialty property and casualty insurance ("P&C") operations, partly offset by lower operating earnings in the annuity and supplemental insurance operations. Our annualized core operating return on equity was 17%.

Net earnings for the first quarter of 2008 were impacted by net realized losses on investments of $52.2 million, or $.45 per share, largely attributable to other than temporary impairments taken on investments, primarily equity interests in financial institutions including National City. At March 31, 2008, the carrying value of AFG's remaining common equivalent shares of National City was $37 million.

As of March 31, 2008, book value per share, excluding unrealized gains (losses) on fixed maturities, was $27.55, up 8 percent over the same date a year ago, after repurchasing 7.5 million shares for a total cost of $212 million during the preceding twelve months.

AFG's net earnings, determined in accordance with generally accepted accounting principles ("GAAP"), include certain significant items that may not be indicative of its ongoing core operations. The following table identifies such items and reconciles net earnings to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.
In millions, except per share amounts	Three months ended March 31,
	2008	2007

Components of net earnings:
Core net operating earnings(a)	$ 128.4	$ 111.7

Realized investment gains (losses)	(52.2)	2.8
Other	(.2)	(0.9)

Net earnings	$ 76.0	$ 113.6

Components of Diluted EPS:
Core net operating earnings	$ 1.09	$ .91

Realized investment gains(losses)	(.45)	.02
Other	-	(.01)

Diluted EPS	$ .64	$ .92

Footnote a is contained in the accompanying Notes To Financial Schedules at the end of this release.

Page Two

Craig Lindner and Carl Lindner III, AFG's Co-Chief Executive Officers, issued this statement: "We are off to a great start toward meeting the company's operating objectives for 2008. Our strong insurance results reflect continuing execution of our specialty niche strategy with a focus on pricing and underwriting discipline. Our pricing continues to be adequate to earn targeted returns in substantially all our businesses. We are pleased that we have been able to retain profitable business in a challenging competitive market. Furthermore, we are also pleased that our investment income grew 8 percent over the 2007 first quarter in this challenging investment environment."

"We are disappointed with the level of AFG's stock price. In this environment, repurchasing our shares opportunistically is an effective use of our excess capital that provides a favorable effect on our return on equity. During the first quarter, we repurchased about 1 million shares of AFG common stock at an average price of $26.37 per share. We have purchased another 800,000 shares under a repurchase program during April. Last week, we announced our intention to redeem all of our Senior Convertible Notes due June 2, 2033. This redemption will be funded with a combination of cash, including borrowings under our credit line, and AFG common stock."

"We have increased our core net operating earnings guidance for 2008 to be between $3.90 and $4.10 per share. This increase is a result of improved investment earnings and greater than expected favorable reserve development. These expected results exclude the potential for significant catastrophe losses and crop losses, unforeseen major adjustments to asbestos and environmental reserves, and large gains or losses from asset sales."

Business Segment Results

The P&C specialty insurance operations generated an underwriting profit of $120.1 million in the 2008 first quarter, $16.7 million higher than the same quarter a year earlier. The 2008 combined ratio was 81.1%, 2.7 points better than in the 2007 first quarter. These results continue to reflect the positive effect of rate adequacy and favorable reserve development. The 2008 results benefited from $65.2 million (10.3 points) of favorable reserve development compared to $53.9 million (8.4 points) in the 2007 first quarter.

Net written premiums for the 2008 first quarter were slightly higher than the 2007 first quarter. Premium growth in the Property and Transportation and Specialty Casualty groups was partly offset by declines in the Specialty Financial and California Workers' Compensation groups. Overall average renewal rates in the 2008 first quarter were down about 4 percent compared with the same prior year period. Further details of the P&C Specialty operations may be found in the accompanying schedules.

The Property and Transportation businesses reported an excellent underwriting profit of $38.7 million, slightly above the profit reported in the 2007 first quarter. Higher income in the agricultural operations largely due to favorable development in the crop insurance operations offset lower results within Great American's trucking and property and inland marine divisions resulting from pricing pressure in those markets. The group's 2008 results include $19.3 million (8.2 points) of favorable reserve development compared to $19.6 million (8.6 points) in the first quarter of last year. Gross and net written premiums for the 2008 first quarter were impacted by volume reductions in the trucking and property and inland marine operations related to the softer market conditions. However, lower premium cessions in the crop business contributed to the slight increase in this group's net written premiums for the 2008 first quarter compared to the 2007 first quarter.

Page Three

The Specialty Casualty group generated an underwriting profit of $53.3 million in the 2008 first quarter, $5.7 million lower than the same quarter a year earlier. The combined ratio was 74.9%, 2.9 points higher than in the 2007 first quarter. These results included $31.5 million (14.9 points) of favorable reserve development compared to $41.5 million (19.7 points) for the year earlier. Nearly all of the business units in this group generated excellent underwriting profits. The executive liability operations and targeted insurance programs reported improved results while the general liability operations were impacted by a lower level of favorable reserve development compared to the 2007 first quarter. Our excess and surplus lines generated about the same level of underwriting profit as the year earlier on a lower level of premium. Gross written premiums were 6 percent below the same 2007 period resulting primarily from volume reductions in our excess and surplus lines, reflecting continuing competitive pressure in those commercial casualty markets, and lower general liability coverages resulting from the softening in the homebuilders market. These decreases were partially offset by additional premium resulting from the Marketform acquisition. Net written premiums for the 2008 first quarter were 2 percent higher than in the 2007 first quarter as the Marketform premiums and the discontinuation of a reinsurance agreement resulting from the Strategic Comp acquisition more than offset the declines in the excess and surplus lines, which are heavily reinsured.

The Specialty Financial group reported excellent underwriting profitability in the first quarter of 2008. The group's combined ratio was 86.0%, an improvement of 10.7 points compared to the 2007 first quarter. The run-off automobile residual value insurance (RVI) business generated an underwriting profit versus an underwriting loss the year earlier. The surety and fidelity and crime operations also reported higher underwriting profits and the trade credit and financial institutions operations continued to generate strong profitability. Gross and net written premiums for the 2008 first quarter were down 2 percent and 4 percent, respectively, from the same period last year. The decline in the gross written premiums was primarily attributable to the fidelity and crime and surety operations while higher premium cessions within certain of the lease and loan operations impacted this group's net written premiums.

The California Workers' Compensation business reported strong profitability with a combined ratio of 80.3% in the 2008 quarter compared to 78.5% in the same period a year earlier. This business' underwriting margins continue to benefit from an improved claims environment resulting from workers' compensation reforms enacted in California. The 2008 results benefited from favorable prior year reserve development of $5.9 million (11.5 points) compared to $5.3 million (8.4 points) in the same 2007 period. Due to the long-tail nature of this business, we continue to be conservative in recognizing the benefits from the reform legislation until a higher percentage of claims are paid and the ultimate impact of reforms can be determined. Net written premiums for the 2008 quarter were 3 percent below the 2007 first quarter, reflecting the effect of lower workers' compensation rates in California partly offset by this group's expansion of its excess workers' compensation products. The California rate reductions averaged about 18 percent for the 2008 first quarter and are continuing evidence of the positive effects of the reform legislation in lowering workers' compensation costs for employers.

Carl Lindner III stated: "Our P&C operations achieved another record quarter with all four of our specialty groups generating exceptional underwriting profits. We were pleased with our ability to maintain our premium levels in this softer commercial insurance market. Our January acquisitions of Marketform Group Limited, which includes a Lloyd's of London syndicate, and Strategic Comp, a workers' compensation writer, had a favorable impact on our premium levels. We expect these acquisitions to contribute to the continuing growth of our specialty P&C business. We also expect to see stronger premium growth within our Property and Transportation group in the second half of the year when a greater proportion of our crop premiums are recorded. Apart from the rate decreases in the California workers' compensation business, average renewal rates in our other specialty operations were down about 3 percent in the first quarter."

Page Four

Annuity and Supplemental Insurance Core Results

The Annuity and Supplemental Insurance Group generated core operating earnings before income taxes of $26.5 million for the 2008 first quarter, $9.5 million lower than the same period a year earlier (before $3.8 million of minority interest expense). Higher earnings in the traditional fixed annuity and supplemental insurance businesses were more than offset by the impact on the indexed annuity business of declines in interest rates and the stock market. Based on recent market conditions and trends, and assuming 6 percent stock market growth in the last three quarters of this year, AFG expects that 2008 full year operating earnings for the Annuity and Supplemental Insurance Group will be 5% to10% higher than 2007.

Statutory premiums of $394 million for the first quarter of 2008 were 19 percent lower than the first quarter of 2007 primarily resulting from lower sales of annuities in the single premium market.

Investments

The 2008 first quarter net earnings included other than temporary impairments aggregating $109 million, pre-tax. Approximately $61 million of these impairments were attributable to equity investments, primarily in financial institutions including National City. Charges on our mortgage-backed securities, approximately $21 million, resulted from the recent downgrade of Financial Guaranty Insurance Company ("FGIC"), which provided credit guarantees for those securities.

During the past year, there has been a great deal of attention and concern focused on issues related to mortgage backed securities ("MBS") with subprime securitizations. At March 31, 2008, our subprime securities totaled $470 million, less than 3 percent of our investment portfolio, with 90 percent rated AAA and substantially all backed by fixed rate mortgages. The 10 percent of the subprime portfolio that was not rated AAA is principally FGIC guaranteed securities for which an other than temporary impairment charge was recorded as discussed above. The fair value of the subprime securities represented 93 percent of their amortized cost.

There has been increasing attention focused on Alt-A mortgage-backed securities (risk profile between prime and subprime). At March 31, 2008, our Alt-A securities totaled approximately $699 million, which were rated AAA with the vast majority backed by fixed rate mortgages. AFG's portfolio of these securities increased by approximately $340 million during the first quarter, as AFG made opportunistic purchases. The fair value of the Alt-A securities represented 95 percent of their amortized cost. Based on current information, we do not believe our risk of loss on the subprime or Alt-A securities would be material to our financial condition.

We are also carefully monitoring our insurance operating exposures related to subprime issues. Based on our review of claims notices and the facts and circumstances of which we are aware, we have no significant individual losses and do not believe our aggregate operating exposures related to subprime issues would be material to our financial condition.

Page Five

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets in excess of $25 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed, indexed and variable annuities and a variety of supplemental insurance products. Great American Insurance Group's roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes and improved loss experience.

Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: the unpredictability of possible future litigation if certain settlements do not become effective, changes in financial, political and economic conditions including changes in interest rates and any extended economic recessions or expansions, performance of securities markets, our ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the residential mortgage market, especially in the subprime sector, the availability of capital, regulatory actions and changes in the legal environment affecting AFG or its customers, tax law changes, levels of natural catastrophes, terrorist activities, including any nuclear, biological, chemical or radiological events, incidents of war and other major losses, development of insurance loss reserves and other reserves, particularly with respect to amounts associated with asbestos and environmental claims, availability of reinsurance and ability of reinsurers to pay their obligations, trends in persistency, mortality and morbidity, competitive pressures, including the ability to obtain adequate rates, changes in AFG's credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries, and other factors identified in our filings with the Securities and Exchange Commission.

Conference Call

The information in this press release should be read in conjunction with financial and investment supplements that are available in the Investor Relations section of our web site at www.afginc.com.  The company will hold a conference call to discuss 2008 first quarter results at 11:30 a.m. (EDT) tomorrow, Friday, April 25, 2008. Toll-free telephone access will be available by dialing 1-800-901-5247 (international dial in 617-786-4501). The pass code for the live call is 25410193. Please dial in five to ten minutes prior to the scheduled start time of the call. A replay will also be available at approximately 1:30 p.m. (EDT) on April 25, 2008 until 11:59 p.m. on May 2, 2008. To listen to the replay, dial 1-888-286-8010 (international dial in 617-801-6888) and provide the confirmation code 30851333.

Page Six

The conference call will also be broadcast over the Internet. To listen to the call, go to the Investor Relations page on AFG's website, www.afginc.com, and follow the instructions at the Webcast link. An archived webcast will be available immediately after the call via a link on the Investor Relations page until May 2, 2008 at 11:59 pm (EDT). An archived audio MP3 file will also be available within 24 hours of the call.

Contact:	Anne N. Watson	Web Sites:	www.afginc.com
	Vice President-Investor Relations		www.GreatAmericanInsurance.com
(513) 579-6652

-o0o-

(Financial summaries follow)

This earnings release and additional Financial Supplements are available in the Investor Relations section of AFG's web site: www.afgin.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS

(In Millions, Except Per Share Data)

	Three months ended March 31,
	2008	2007
Revenues
P&C insurance premiums	$ 635.0	$ 639.8
Life, accident & health premiums	108.7	106.6
Investment income	266.3	245.8
Realized investment gains (losses)	(80.3)	4.7
Other income	84.5	82.7
	1,014.2	1,079.6
Costs and expenses
P&C insurance losses & expenses	512.9	537.1
Annuity, life, accident & health benefits & expenses	232.4	218.8
Interest & other financing expenses	18.7	18.1
Other expenses	124.2	111.5
	888.2	885.5
Operating earnings before income taxes	126.0	194.1
Related income taxes	44.9	72.0

Net operating earnings	81.1	122.1
Minority interest expense	(5.1)	(8.5)

Net earnings	$ 76.0	$ 113.6

Diluted Earnings per Common Share	$ .64	$ .92

Average number of Diluted Shares	117.2	122.4

	March 31,	December 31,
Selected Balance Sheet Data:	2008	2007
Total Cash and Investments	$18,237	$18,054
Long-term Debt, Including Payable to Subsidiary Trusts	$ 991	$ 937
Shareholders' Equity	$ 3,020	$ 3,046
Shareholders' Equity (Excluding unrealized gains (losses) on fixed maturities)	$ 3,111	$ 3,071
Book Value Per Share	$ 26.74	$ 26.84
Book Value Per Share (Excluding unrealized gains (losses) on fixed maturities)	$ 27.55	$ 27.06
Common Shares Outstanding	112.9	113.5

AMERICAN FINANCIAL GROUP, INC.

P&C SPECIALTY GROUP UNDERWRITING RESULTS

(In Millions)

	Three months ended March 31,		% Change
	2008	2007

Gross written premiums	$ 858	$ 889	(3%)

Net written premiums	$ 658	$ 656	-

Ratios (GAAP):
Loss & LAE ratio	46.1%	51.0%
Expense ratio	34.9%	32.8%
Policyholder dividend ratio	.1%	-

Combined Ratio	81.1%	83.8%

Supplemental:
Gross Written Premiums:
Property & Transportation	$ 318	$ 323	(2%)
Specialty Casualty	339	361	(6%)
Specialty Financial	136	138	(2%)
California Workers' Compensation	68	68	-
Other	(3)	(1)	NA
	$ 858	$ 889	(3%)

Net Written Premiums:
Property & Transportation	$ 247	$ 245	1%
Specialty Casualty	222	216	2%
Specialty Financial	111	115	(4%)
California Workers' Compensation	63	65	(3%)
Other	15	15	-
	$ 658	$ 656	-

Combined Ratio (GAAP):
Property & Transportation	83.6%	83.1%
Specialty Casualty	74.9%	72.0%
Specialty Financial	86.0%	96.7%
California Workers' Compensation	80.3%	78.5%

Aggregate Specialty Group	81.1%	83.8%

Supplemental Notes:

  Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.
  Specialty Casualty includes primarily excess and surplus, general liability, executive and professional liability and customized programs for small to mid-sized businesses.
  Specialty Financial includes risk management insurance programs for lending and leasing institutions, surety and fidelity products and trade credit insurance.
  California Workers' Compensation consists of a subsidiary that writes workers' compensation insurance primarily in the state of California.
  Other includes primarily an internal reinsurance facility.

AMERICAN FINANCIAL GROUP, INC.

ANNUITY & SUPPLEMENTAL INSURANCE GROUP

STATUTORY PREMIUMS

(In Millions)

	Three months ended March 31,		Pct. Change
	2008	2007

Retirement annuity premiums:
Fixed annuities	$ 91	$ 116	(22%)
Indexed annuities	173	240	(28%)
Variable annuities	23	23	-
	287	379	(24%)

Supplemental insurance	95	91	4%
Life insurance	12	15	(20%)

Total statutory premiums	$ 394	$ 485	(19%)

AMERICAN FINANCIAL GROUP, INC.

Notes To Financial Schedules

GAAP to Non GAAP Reconciliation:

Components of core net operating earnings:
In millions	Three months ended March 31,
	2008	2007

P&C operating earnings	$ 202.5	$ 178.8

Annuity & supplemental insurance
Operating earnings before minority interest expense	26.5	36.0
Minority interest expense	-	(3.8)
Interest & other corporate expense	(27.4)	(28.2)

Core operating earnings before income taxes	201.6	182.8
Related income taxes	73.2	71.1

Core net operating earnings	$ 128.4	$ 111.7